Execution Version

MAKE-WHOLE AGREEMENT
This Make-Whole Agreement (this “Agreement”) is entered into by and between Enviva Holdings, LP, a Delaware limited partnership (with its successors and permitted assigns, hereinafter called “Payor”), and Enviva, LP, a Delaware limited partnership (with its successors and assigns, hereinafter called “Payee”). Payor and Payee are collectively referred to as the “Parties” and individually as a “Party.”
WHEREAS, pursuant to that certain Contribution Agreement (the “Contribution Agreement”) dated as of March 21, 2019 by and among Enviva Partners, LP (“MLP”), Enviva Development Holdings, LLC (“DevCo”), and Payor, among other things, DevCo contributed to MLP the Class B Units in Enviva Wilmington Holdings, LLC (the “Contributed Interests”), the sole member of Enviva Pellets Hamlet, LLC (“HAM”);
WHEREAS, immediately following the contribution of the Contributed Interests to MLP, MLP contributed (i) 99.999% of the Contributed Interests to Payee, a wholly-owned subsidiary of MLP, and (ii) 0.001% of the Contributed Interests to Enviva GP, LLC, a Delaware limited liability company and the general partner of Payee (“Enviva GP, LLC”), and immediately upon receipt thereof, Enviva GP, LLC contributed 0.001% of the Contributed Interests to Payee; and
WHEREAS, as an inducement to Payee’s consummation of the transactions contemplated by the Contribution Agreement, among other things, Payor is willing to pay to Payee the Make-Whole Payments (as defined below) and other payment described herein on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Payor covenants and agrees as follows:
1.Definitions. The following terms used in this Agreement have the following meanings:
(a)    “Actual Production” means, with respect to a Quarter, the amount (in MT) of Biomass produced by the Hamlet Plant during such Quarter.
(b)    “Base Price” shall mean, with respect to any Shipment during a Quarter, the price per MT of Biomass set forth in Exhibit A for such Quarter.
(c)    “Biomass” means wood pellets that conform to the Specifications (as defined in the Master Biomass Purchase Agreement) and the Sustainability Criteria (as defined in the Master Biomass Purchase Agreement).
(d)    “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in New York City are authorized or required by law to be closed.
(e)    “Closing Date” has the meaning set forth in the Contribution Agreement.

(f)    “Confirmation” means that certain confirmation dated March 20, 2019 by and between EWH and Payee, entered into pursuant to the Master Biomass Purchase Agreement, as amended, supplemented or restated from time to time.
(g)    “EWH” means Enviva Wilmington Holdings, LLC, a Delaware limited liability company.
(h)    “Excess Expenditures” shall have the meaning set forth in Section 2.
(i)    “Excess Expenditures Statement” shall have the meaning set forth in Section 2.
(j)    “Excess Production” means, with respect to a Quarter, the amount, if any, by which Actual Production (excluding any amounts which Payee rejected in accordance with Section 10(a) of the Master Biomass Purchase Agreement for which replacement Biomass was not provided pursuant to Section 10(c) of the Master Biomass Purchase Agreement) exceeds Forecast Production.
(k)    “Forecast Production” means, with respect to a Quarter, the amount (in MT) of Biomass forecast to be produced by the Hamlet Plant as set forth in Exhibit B hereto.
(l)    “Forecast Production Shortfall” means, with respect to a Quarter, the amount, if any, by which Forecast Production exceeds Actual Production.
(m)    “Force Majeure Event” means any event or circumstance which prevents EWH from performing its obligations under the Confirmation, which event or circumstance was not anticipated or reasonably foreseeable by EWH as of the date of the Confirmation, which is not within the reasonable control, or the result of the negligence, of EWH, and which, by the exercise of due diligence, EWH is unable to overcome or avoid or cause to be avoided. A Force Majeure Event may include the following, to the extent that each satisfies the foregoing requirements: any act of God or the elements, earthquakes, floods, landslides, hurricanes, civil disturbances, sabotage, acts of public enemies, war, blockades, insurrections, riots, epidemics, fires or explosions. For the avoidance of doubt, a lack of funds, the availability of a more attractive market, changes in law or regulations or inefficiencies in operations shall not constitute a Force Majeure Event.
(n)    “Hamlet Plant” means the wood pellet production plant under construction in Hamlet, North Carolina.
(o)    “Incentive Payment” shall have the meaning set forth in Section 1(b).
(p)    “Make-Whole Payment” shall have the meaning set forth in Section 1(a).
(q)    “Make-Whole Term” shall have the meaning set forth in Section 1(a).
(r)    “Master Biomass Purchase Agreement” means the Master Biomass Purchase and Sale Agreement, dated as of April 9, 2015, by and between Payee and EWH.
(s)    “MT” means metric tons.

(t)    “Operations Fee” means the price per MT of Biomass set forth in Exhibit C.
(u)    “Quarter” means a calendar quarter; provided, however, the Quarter ended June 30, 2019 shall be deemed to begin on the date MLP acquired the Contributed Interests pursuant to the Contribution Agreement.
(v)    “Quarterly Statement” shall have the meaning set forth in Section 1(c).
(w)    “Regulatory Costs” means costs and expenses incurred by EWH or HAM required to deal with any event, incident, condition, or situation which gives rise to, or could reasonably be expected to result in, a breach of or any liability or reporting obligation under any law, damage to any asset or property of EWH or HAM, the injury, illness, or death of any natural person, including the safeguarding of health, life, and property, obtaining required permits or licenses, or otherwise complying with applicable law.
(x)    “Retained Matters” has the meaning set forth in the Sampson Contribution Agreement.
(y)    “Sampson Contribution Agreement” means that certain Contribution Agreement by and between EWH and MLP dated November 1, 2016.
(z)    “Shipment” means a consignment of Biomass shipped on board truck(s) or rail car(s) and delivered by EWH to Payee pursuant to the Confirmation.
1.Make-Whole Payments and Incentive Payments.
(a)    If, with respect to any Quarter during the period beginning with (and including) the Quarter ended June 30, 2019 through and including the Quarter ended June 30, 2020 (the “Make-Whole Term”), there is a Forecast Production Shortfall as a result of (i) Payee’s rejection of all or any part of any one or more Shipments during such Quarter in accordance with Section 10(a) of the Master Biomass Purchase Agreement and replacement Biomass not having been provided pursuant to Section 10(c) of the Master Biomass Purchase Agreement, (ii) EWH’s failure to deliver in any one or more Shipments during such Quarter a quantity of Biomass equal to the Forecast Production for such Quarter, other than due to a Force Majeure Event or Payee’s failure to perform under the Master Biomass Purchase Agreement, or (iii) EWH’s failure to comply with its obligations pursuant to Section 5 of the Master Biomass Purchase Agreement (or any combination of the events described in such clauses (i), (ii) and (iii)), Payor shall pay Payee an amount per MT of such Forecast Production Shortfall equal to the positive difference, if any, between the Base Price for such Quarter and the Operations Fee (each Quarterly payment, a “Make-Whole Payment”).
(b)    If, with respect to any Quarter during the Make-Whole Term, there is Excess Production, Payee shall pay Payor an amount equal to $20 per MT for each MT of Excess Production (each Quarterly payment, an “Incentive Payment”).
(c)    Not later than ten (10) Business Days after the end of each Quarter, Payor will provide Payee with a statement (each statement, a “Quarterly Statement”) setting forth the Actual Production and any Forecast Production Shortfall or Excess Production with respect to such Quarter, and the amount of the Make-Whole Payment or Incentive Payment due with respect to such Quarter, if any. If a Make-Whole Payment is due for such Quarter, Payor shall pay the amount of such Make-Whole Payment to Payee within five (5) Business Days after delivery of a Quarterly Statement to the account set forth in Exhibit D hereto (or such other account identified by Payee to Payor prior to delivery of a Quarterly Statement). Any Make-Whole Payments shall be reduced by the amount of any payments paid to Payee by EWH pursuant to Section 11(a) of the Master Biomass Purchase Agreement. If an Incentive Payment is due for such Quarter, Payee shall pay the amount of such Incentive Payment to Payor within five (5) Business Days after delivery of a Quarterly Statement to the account set forth in Exhibit E hereto (or such other account identified by Payor to Payee prior to delivery of a Quarterly Statement or as set forth in a Quarterly Statement).
(d)    Any Make-Whole Payment paid with respect to any Quarter is not required to be reimbursed to or recouped by Payor in any subsequent Quarter as a result of future production or otherwise. Any Incentive Payment paid with respect to a Quarter shall not be used to offset any Make-Whole Payment that may be due (or may have been paid) with respect to any Quarter.
(e)    Payor shall be entitled to offset in whole or in part any Make-Whole Payments owed to Payee pursuant to this Agreement against any unpaid Second Payment (as defined in the Contribution Agreement), Second Payment Fee (as defined in the Contribution Agreement), Third Payment (as defined in the Contribution Agreement), and/or Third Payment Fee (as defined in the Contribution Agreement) owed by Payee to Payor’s wholly-owned subsidiary, DevCo, pursuant to the Contribution Agreement.

2.Reimbursements. Payor hereby agrees to be responsible, and reimburse Payee, for the amount, if any, by which the aggregate costs incurred by EWH to complete construction of the Hamlet Plant (other than punch list items) and to commence the production and shipment of wood pellets to Payee’s marine export terminal located at the Port of Wilmington, North Carolina exceed an aggregate $157,500,000 (such excess costs, “Excess Expenditures”); provided, however, Excess Expenditures will not include any Regulatory Costs, clear and deliberate costs outside the original scope of the construction plan, or costs incurred to accelerate the current construction schedule contemplated in the Hamlet Plant spend forecast attached hereto as Exhibit F. Not later than ten (10) Business Days after the end of each month in which Excess Expenditures were incurred by EWH, Payee shall provide Payor with a written statement (the “Excess Expenditures Statement”) setting forth the amount of such Excess Expenditures. Payor shall pay the amount of such Excess Expenditures within five (5) Business Days after delivery of the Excess Expenditures Statement to the account set forth in Exhibit C hereto (or such other account identified by Payee to Payor prior to the delivery of the Excess Expenditure Statement or as set forth in the Excess Expenditure Statement).
3.Payments under the Sampson Contribution Agreement. If any amounts are paid by EWH after the Closing Date pursuant to Section 5.8 of the Sampson Contribution Agreement in respect of Retained Matters, Payee shall promptly notify Payor of the amount of such payments and provide reasonable documentation in support thereof and Payor shall pay an equal amount to Payee within ten (10) Business Days after payment of the amounts by EWH, by wire transfer of immediately available funds to the account designated by Payee.

4.Payments. Payor or Payee, as applicable, shall make each payment under this Agreement in immediately available funds and in U.S. dollars.
5.Tax Treatment. The Parties intend that any payments made under Section 1, Section 2, and Section 3 of this Agreement will be characterized for U.S. federal income tax purposes as a purchase price adjustment to the consideration paid under the Contribution Agreement.
6.Successors and Assigns.
(a)    All of the terms of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
(b)    Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, however, Payee may assign its rights, interests, or obligations hereunder to a wholly-owned subsidiary of Payee without the prior written consent of Payor; provided, further, no such assignment by Payee shall relieve Payee of any of its obligations hereunder.
7.Amendments and Waivers. All amendments to this Agreement must be in writing and signed by the Parties. A Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power, or remedy by a Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power, or remedy.
8.Notices. Unless otherwise provided herein, all notices, requests, consents, approvals, demands, and other communications to be given hereunder will be in writing and will be deemed given upon (%3) confirmed delivery by a reputable overnight carrier or when delivered by hand, addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice); (%3) actual receipt; (%3) the expiration of four Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice); (%3) delivery by facsimile, with receipt confirmed, to a Party, at the facsimile number set forth below (or at such other facsimile number as such Party shall designate by like notice), or (%3) delivery by electronic mail to a Party at the electronic mail address set forth below (or at such other address as such Party shall designate by like notice); provided, however, in the case of any notice delivered by electronic mail, the notifying Party shall send notice by facsimile, hand, courier, or overnight delivery service not later than the following Business Day:

If to Payor, addressed to:
Enviva Holdings, LP
7200 Wisconsin Avenue
Suite 1000
Bethesda, MD 20814
Attn: General Counsel
Facsimile No.: (240) 482-3774
Email: william.schmidt@envivabiomass.com

If to Payee, addressed to:
Enviva, LP
7200 Wisconsin Avenue
Suite 1000
Bethesda, MD 20814
Attn: General Counsel
Facsimile No.: (240) 482-3774
Email: william.schmidt@envivabiomass.com

9.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.
10.Dispute Resolution; Waiver of Jury Trial.

(a)    Each of the Parties (%4) consents to submit itself to the exclusive personal jurisdiction and venue of any U.S. federal court located in the State of Delaware or any Delaware state court with respect to any suit relating to or arising out of this Agreement, (%4) agrees it will not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (%4) agrees it will not bring any such suit in any court other than a U.S. federal or state court sitting in the State of Delaware, (%4) irrevocably agrees any such suit (whether at law, in equity, in contract, in tort, or otherwise) shall be heard and determined exclusively in such U.S. federal or state court sitting in the State of Delaware, (%4) agrees to service of process in any such action in any manner prescribed by the laws of the State of Delaware, and (%4) agrees service of process upon such Party in any action or proceeding shall be effective if notice is given in accordance with Section 8.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES ANY SUCH CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.
11.Severability. In the event any of the provisions hereof are held to be invalid or unenforceable under applicable laws, the remaining provisions hereof will not be affected thereby. In such event, the Parties hereto agree and consent such provisions and this Agreement will be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions that were held to be invalid or unenforceable.
12.Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Parties, any right or remedies under or by reason of this Agreement.
13.Counterparts. This Agreement may be executed by facsimile or electronic mail exchange of .pdf signature pages and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered (including by facsimile or electronic mail exchange of .pdf signature pages) to the other Parties hereto.
14.Specific Performance. The Parties agree if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy. In addition to any other remedy at law or in equity, each of Payor and Payee shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.
[The remainder of this page has been left blank intentionally.
The signature page follows.]

IN WITNESS WHEREOF, Payor has executed this Agreement this _____th of _______, 2019.

ENVIVA HOLDINGS, LP

By:	Enviva Holdings GP, LLC, as its sole general partner

By:	/s/ WILLIAM H. SCHMIDT, JR

Name:	William H. Schmidt, Jr.

Title:	Executive Vice President, Corporate Development and General Counsel

ENVIVA, LP

By: Enviva GP, LLC, as its sole general partner

By: /s/ SHAI EVEN
Name: Shai Even
Title: Executive Vice President and Chief Financial
Officer

MAKE-WHOLE AGREEMENT
SIGNATURE PAGE

EXHIBIT A

Base Price

[Certain information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.]

EXHIBIT A

EXHIBIT B

Forecast Production

[Certain information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.]

EXHIBIT B

EXHIBIT C

Operations Fee

[Certain information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.]

EXHIBIT C

EXHIBIT D

Payee Account Information

[Certain information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.]

EXHIBIT D

EXHIBIT E

Payor Account Information

[Certain information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.]

EXHIBIT E

EXHIBIT F

Hamlet Plant Spend Forecast

[Certain information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.]

EXHIBIT F